Sub-Item 77 (Q1) (a)(ii): Exhibits






Federated Index Trust

Amendment #6
to the By-Laws

Effective August 25, 2003

	Insert the following into Article II,
 Power and Duties of Trustees and Officers, and renumber Section 10 as Section 11:

	Section 10.  Chief Legal Officer.
The Chief Legal Officer  shall serve as Chief
Legal Officer for the Trust, solely for
purposes of complying with the attorney conduct rules ("Attorney Conduct Rules") enacted by the Securities Exchange Commission pursuant to Section 307 of the Sarbanes-Oxley
Act of 2002 (the "Act").  The Chief Legal
Officer shall have the authority to exercise all
 powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act.
 The Chief Legal Officer, in his sole
discretion, may delegate his responsibilities as
 Chief Legal Officer under the Attorney
Conduct Rules to another attorney or firm of attorneys.